UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2022

OMEROS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Washington	001-34475	91-1663741
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Elliott Avenue West Seattle, WA		98119
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 676-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	OMER	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 under the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Definitive Material Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2022, Omeros Corporation (the “Company”) entered into a royalty purchase agreement (the “Royalty Purchase Agreement”) with DRI Healthcare Acquisitions LP (the “Purchaser”) providing for the acquisition (the “Royalty Transaction”) by the Purchaser of an interest in certain royalty payments based on annual net sales of the Company’s former ophthalmologic product, OMIDRIA® (the “Purchased Receivables”). The Purchased Receivables comprise a portion of the royalties projected to be paid to the Company under the terms of the Asset Purchase Agreement (the “Asset Purchase Agreement”) among the Company, Rayner Surgical Inc. (“Rayner”) and Rayner Surgical Group Limited, pursuant to which the Company sold OMIDRIA and related business assets to Rayner in December 2021.

The Company received the purchase price of $125.0 million upon closing of the Royalty Transaction on September 30, 2022.

Under the Royalty Purchase Agreement, DRI is entitled to royalty payments on net sales of OMIDRIA received between September 1, 2022 and December 31, 2030, subject to annual caps. The caps are set at $1.67 million for the remainder of 2022, $13 million for calendar year 2023, $20 million for calendar year 2024, $25 million for calendar years 2025 through 2028, $26.25 million for calendar year 2029 and $27.50 million for calendar year 2030. The total payments to DRI throughout the term of the Royalty Purchase Agreement are $188.4 million.

DRI is not entitled to carry-forward nor recoup any shortfall if the royalties paid by Rayner for an annual period are less than the cap amount applicable to that period. Omeros will retain all royalties received during a given annual period in excess of the respective cap. DRI has no recourse to Omeros’ assets other than the Purchased Receivables and is entitled to payment for the Purchased Receivables only to the extent of royalty payments actually received, up to the previously described annual caps.

Royalty payments, as received from Rayner, will be allocated between the Company and the Purchaser each month based on the amount to which DRI is entitled. Monthly caps are determined by dividing the annual cap amount by 12 or, in the case of the partial calendar year 2022, by four, and are subject to intra-year catch-up mechanisms.

The Royalty Purchase Agreement contains other customary terms, conditions and agreements, including representations, warranties and indemnity provisions. Given that this is a partial sale of OMIDRIA royalties, there are no asset pledges or financial covenants. The Royalty Purchase Agreement will terminate on the the earlier of (i) December 31, 2030, or (ii) the date on which Purchaser has received the last payment of Purchased Receivables made pursuant to the Asset Purchase Agreement.

The foregoing is a brief description of the material terms of the Royalty Purchase Agreement and does not purport to be a complete description of the rights and obligations thereunder. A copy of the Royalty Purchase Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. The Royalty Purchase Agreement contains representations, warranties and other provisions that were made only for purposes of such agreement and as of specific dates, are solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by such parties. The Royalty Purchase Agreement is not intended to provide any other factual information about the Company.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements, including projections of future royalties payable based on net sales of OMIDRIA, are based on management’s beliefs and assumptions and on information available to management only as of the date hereof. The Company’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, regulatory processes and oversight, payment and reimbursement policies applicable to OMIDRIA, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2022. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION

Date: October 6, 2022	By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer and
Chairman of the Board of Directors